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                                                                     Exhibit 3.1
                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               DEAN & DELUCA, INC.

 PURSUANT TO Section 241 AND Section 245 OF THE DELAWARE GENERAL CORPORATION LAW

         Dean & DeLuca, Inc. (the "CORPORATION"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, which originally filed a Certificate of Incorporation with the Secretary of State of the State of Delaware on July 28, 1999, hereby adopts the following Restated Certificate of Incorporation pursuant to Section 241 and Section 245 of the Delaware General Corporation Law.

         1. The name of the corporation is Dean & DeLuca, Inc.

         2. The address of the Corporation's registered office in Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The Corporation Trust Company is the Corporation's registered agent at that address.

         3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         4. A. The Corporation shall have authority to issue a total number of 44,000,000 shares of stock, initially consisting of (i) 40,000,000 shares of common stock, par value $0.01 per share (the "COMMON STOCK")and (ii) 4,000,000 shares of preferred stock, par value $0.01 per share (the "PREFERRED STOCK"), of which 3,669,760 shall be designated Series A Convertible Preferred Stock, par value $0.01 per share (the "SERIES A PREFERRED"), and the remainder shall be undesignated as to class or series. Subject to any limitations prescribed by law, the Board of Directors of the Corporation (the "BOARD") is authorized to provide for the issuance of the shares of unissued and undesignated Preferred Stock, in one or more classes or series, and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class and series and the qualifications, limitations or restrictions thereof. Without limiting the generality of the grant of authority contained in the preceding sentence, the Board is authorized to determine any or all of the following, and the shares of each series may vary from the shares of any other series in any or all of the following aspects:

                  (i) the number of shares of such series (which may subsequently be increased, except as otherwise provided by the resolutions of the Board providing for the issue of such series,

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or decreased to a number not less than the number of shares then outstanding)
and the distinctive designation thereof;


                  (ii) the dividend rights, if any, of such series, the dividend preferences, if any, as between such series and any other class or series of stock, whether and the extent to which shares of such series shall be entitled to participate in dividends with shares of any other series or class of stock, whether and the extent to which dividends on such series shall be cumulative, and any limitations, restrictions or conditions on the payment of such dividends;

                  (iii) the time or times during which, the price or prices at which, and any other terms or conditions on which the shares of such series may be redeemed, if redeemable;

                  (iv) the rights of such series, and the preferences, if any, as between such series and any other class or series of stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and whether and the extent to which shares of any such series shall be entitled to participate in such event with any other class or series of stock;

                  (v) the voting powers, if any, in addition to the voting powers prescribed by law of shares of such series, and the terms of exercise of such voting powers;

                  (vi) whether shares of such series shall be convertible into or exchangeable for shares of any other series or class of stock, or any other securities, and the terms and conditions, if any, applicable to such right; and

                  (vii) the terms and conditions, if any, of any purchase, retirement or sinking fund which may be provided for the shares of such series.

                  B. The following is a statement of the designations, powers, preferences and rights of the Series A Preferred.

                  (i) the number of shares constituting the Series A Preferred shall be 3,669,760 shares, each of which shall have a stated value of $5.4499 (the "STATED VALUE").

                  (ii) DIVIDENDS.

                           a. Holders of shares of Series A Preferred shall be entitled to receive, if, when and as declared by the board of directors of the Corporation and to the extent permitted by the General Corporation Law of the State of Delaware, dividends at an annual rate equal to 8% of the Stated Value per share for each of the then outstanding shares of Series A Preferred, calculated on the basis of a 360-day year consisting of twelve 30 day months. Such dividends shall be non-cumulative and shall be paid at the times and in the manner set forth in this Section 4(B). Dividends, if declared and paid, shall be calculated from the later of the date of issuance


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         of the Series A Preferred or the latest date as of which dividends shall have been previously declared on the Series A Preferred.


                           b. Any dividend payment made with respect to the Series A Preferred shall be made, at the sole discretion of the board of directors, in cash out of funds legally available for such purpose.

                           c. No dividends shall be declared or paid on the Common Stock in any calendar year unless and until dividends shall be declared and paid on the Series A Preferred. Thereafter, if any dividends are declared with respect to the Common Stock within the same calendar year, the holders of shares of Series A Preferred, as of the record date established by the board of directors for such dividend, shall be entitled to receive as dividends, in addition to any amounts paid as dividends pursuant to Section 4(B)(ii)(a) above, an amount equal to the amount of the dividends that such holder would have received had the Series A Preferred been converted into Common Stock as of the date immediately prior to the record date of such dividend.

                           d. Dividends shall be payable, when and as declared by the board of directors, on the date established by the board of directors for payment thereof; except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the first immediately succeeding day which is not a Saturday, Sunday or legal holiday. Each dividend shall be paid to the holders of record of shares of Series A Preferred as they appear on the books of the Corporation on a record date fixed by resolution of the board of directors of the Corporation, which record date shall be not more than 60 days nor fewer than ten (10) days preceding the date so established.

                           e. Dividends declared on the Series A Preferred shall be payable before any dividends or distributions or other payments shall be paid or set aside for payment upon the Junior Stock (as defined below), other than a dividend, distribution or payment paid solely in shares of Junior Stock that is not Redeemable Stock or Convertible Stock (in each case as defined below). If at any time dividends declared on the outstanding shares of Series A Preferred shall not have been paid or set apart for payment, the amount of the declared but unpaid dividends shall be fully paid or set apart for payment, before any dividend, distribution or payment shall be declared or paid upon or set apart for the shares of any other class or series of Junior Stock or Parity Securities (as defined below), other than a dividend, distribution or payment paid solely in shares of Junior Stock that is not Redeemable Stock or Convertible Stock. For purposes hereof, "REDEEMABLE STOCK" means any equity security that by its terms or otherwise is required to be redeemed for cash at any time or is redeemable for cash at the option of the holder thereof at any time. For purposes hereof, "CONVERTIBLE STOCK" means any equity security that by its terms or otherwise may be converted or exchanged for any other security of the Corporation or its subsidiaries at the option of the holder thereof or the Corporation at any time.


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                           f. If there shall be outstanding shares of any Parity
         Securities (as defined below), then no dividends shall be declared or paid or set apart for payment on any such Parity Securities for any period unless dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred. In no event shall any dividends be declared or paid on Parity Securities unless dividends shall be declared and paid on the Series A Preferred. For purposes of this document, "PARITY SECURITIES" means any class or series of capital stock that is entitled to share ratably with the Series A Preferred in the payment of dividends, if any, and, in the event that the amounts payable thereon on liquidation are not paid in full, is entitled to share ratably with the Series A Preferred in any distribution of assets. All dividends paid with respect to shares of Series A Preferred shall be paid PRO RATA to the holders entitled thereto, and, in the event of the payment of dividends on Parity Securities, shall be paid PRO RATA to the holders of such Parity Securities and Series A
         Preferred based upon the aggregate liquidation preference of the outstanding shares described in Section 4(B)(iii) hereof.

               (iii) LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred then issued and outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of shares of any other capital stock of the Company ("JUNIOR STOCK"), by reason of their ownership of such stock, an amount per share of Series A Preferred equal to the Stated Value of such share plus any dividends declared but unpaid on such share on the date of liquidation. Thereafter, the holders of any shares of Common Stock acquired on or prior to December 1, 1999 shall be entitled to receive an amount per share equal to the cost paid for each share of such Common Stock plus any accrued dividends declared but unpaid on such Common Stock on the date of liquidation, dissolution or winding up. Thereafter, all remaining assets shall be distributed, pro rata, to the holders of shares of Series A Preferred and Common Stock on an as converted basis. If the assets and funds legally available for distribution among the holders of shares of Series A Preferred shall be insufficient to permit the payment in full of any such preference amount, then the assets and funds shall be distributed ratably among holders of shares of Series A Preferred in proportion to the number of shares of Series A Preferred owned by each holder. If the assets and funds of the Corporation available for distribution to stockholders shall be insufficient to permit the payment in full of the aforesaid amount and any and all amounts payable in such event to holders of outstanding Parity Securities, the holders of shares of Series A Preferred and the holders of such other Parity Securities shall share ratably (as to cash, in-kind or other distributions) in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which such shares are entitled. The merger or consolidation of the Corporation into or with another corporation, partnership or other business entity in which the Corporation is not the surviving entity shall not be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4(B)(iii) if the holders of capital stock of the Corporation receive or retain capital stock of the surviving or resulting corporation having a majority of the ordinary voting power for the election of directors of all outstanding capital stock of that corporation immediately after giving effect to such transaction.


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               (iv) CONVERSION.

                       a. Upon the closing of an underwritten initial public offering of the Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"), other than a registration statement relating solely to an employee benefit plan or transaction covered by Rule 145 under the Securities Act, which offering yields aggregate proceeds (including underwriting discounts and commissions) of not less than ten million dollars ($10,000,000) (a "QUALIFIED IPO"), each then outstanding share of the Series A Preferred shall be automatically converted into one or more shares of Common Stock calculated by multiplying the number of shares of the Series A Preferred to be so converted by the Conversion Rate (as defined below). For purposes hereof, "CONVERSION RATE" shall mean the Stated Value per share divided by the Conversion Price per share as then in effect. Further, each outstanding share of the Series A Preferred shall be automatically converted into one or more shares of Common Stock at the Conversion Rate if less than 50% of the shares of Series A Preferred originally issued remain outstanding. For purposes hereof, the "CONVERSION PRICE" per share shall initially be $5.4499 but shall be subject to adjustment from time to time as provided herein. In addition, at any time and from time to time prior to the closing of a Qualified IPO, and subject to and upon compliance with the provisions of this Section 4, each holder of shares of Series A Preferred shall have the right, at his option, to convert at the Conversion Rate all or any portion of his shares of Series A Preferred into one or more shares of Common Stock by surrendering the shares to be converted in the manner provided below.

                       b. In order to exercise his conversion right, a holder of shares of Series A Preferred to be converted shall surrender the certificate representing the shares to be converted to the Corporation, with a notice of election to convert, duly completed and signed, at the principal office of the conversion agent. Unless the shares issuable upon conversion are to be issued in the same name as the name in which the shares of Series A Preferred are registered, each share surrendered for conversion shall be accompanied by instruments of transfer duly executed by the holder or his duly authorized attorney.

                              i. As promptly as practicable after the surrender
               by a holder of certificates representing shares of Series A Preferred and in any event within five (5) business days after such surrender, the Corporation shall issue and deliver to the person for whose account such Series A Preferred was surrendered, or his nominee or nominees (subject to compliance with applicable agreements restricting transfer), a certificate or certificates for the number of full shares of Common Stock into which the shares of Series A Preferred were converted. Any fractional interest in respect of a share of Common Stock arising upon the conversion shall be settled as provided in Section 4(B)(iv)(c) below. In the event that a holder of shares of Series A Preferred converts less than all of the shares of Series A Preferred evidenced by the certificates surrendered by such holder, the Corporation shall issue and deliver to such holder or in accordance with the instructions of the holder, simultaneously with the issuance of

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               certificates representing Common Stock, a new certificate for the balance of the shares of Series A Preferred not so converted. For purposes hereof, a "person" shall include any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

                            ii. Each conversion shall be deemed to have been
              effected immediately prior to the close of business on the date on which all of the precedent conditions shall have been satisfied, and the person in whose name any certificate for Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the Common Stock represented by such certificate at such time, on such date and at the Conversion Price in effect at such time, unless the stock transfer books of the Corporation shall be closed on the date, in which event such person shall be deemed to have become such holder of record at the close of business on the next succeeding day on which such stock transfer books are open, and such conversion shall be at the Conversion Price in effect on the date such transfer books are open. All Common Stock delivered upon conversion of Series A Preferred shall upon delivery in accordance with the provisions hereof be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing Series A Preferred to be converted, the shares shall no longer be deemed to be outstanding and all rights of a holder with respect to the shares surrendered for conversion shall immediately terminate, except the right to receive the Common Stock or other securities, cash or other assets as herein provided.

                     c. No fractional shares or securities representing fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred. Any fractional interest in a share of Common Stock resulting from conversion of a share of the Series A Preferred shall be paid in cash (computed to the nearest cent) equal to such fraction multiplied by the fair market value per share as determined by the board of directors in good faith. If more than one certificate representing Series A Preferred shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred so surrendered for conversion.

                     d. The Conversion Price shall be subject to adjustment as follows if any of the events listed below occurs prior to date on which conversion occurs or is elected:


                          i. If the Corporation shall (A) pay a dividend or make
              a distribution on its Common Stock in shares of its Common Stock,
              (B) subdivide or reclassify its outstanding Common Stock into a greater number of shares or (C) combine or reclassify its outstanding Common Stock into a smaller number of shares,



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              then the Conversion Price in effect immediately prior to such event shall be adjusted so that the holder of any share of the Series A Preferred thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which he would have owned or have been entitled to receive after the happening of such event had the share of the Series A Preferred been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 4(B)(iv)(d)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective on the effective date in the case of a subdivision, combination or reclassification. If any dividend or distribution is not paid or made, the Conversion Price then in effect shall be appropriately readjusted.

                          ii. If the Corporation shall (A) sell or issue shares
              of its Common Stock, (B) issue rights, options or warrants to subscribe for or purchase shares of Common Stock or (C) issue or sell other rights for shares of Common Stock or securities convertible or exchangeable into shares of Common Stock (such securities and the Common Stock collectively, the "SECURITIES"), at a price per share less than the Conversion Price, then in each such case the Conversion Price in effect immediately prior to the issuance of such Securities shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of the Securities by a fraction, (1) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of the Securities plus the number of shares of Common Stock which the aggregate consideration received for the issuance of the Securities (plus the aggregate consideration required to obtain Common Stock upon the exercise, conversion or exchange of the Securities) would purchase at the Conversion Price in effect immediately prior to the issuance of such Securities and (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of the Securities (after giving effect to the full exercise, conversion or exchange, as applicable, of such Securities). The adjustment provided for in this Section 4(B)(iv)(d)(ii) shall become effective immediately, except as provided in Section 4(B)(iv)(d)(v), after such issuance and shall be made successively whenever any such Securities are issued; PROVIDED that no further adjustments in the Conversion Price shall be made upon the subsequent exercise, conversion or exchange, as applicable of such Securities pursuant to the original terms of such Securities. In determining whether any Securities entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than the Conversion Price, and in determining the aggregate offering price of the Common Stock so offered, there shall be taken into account any consideration received by the Corporation for such Securities and any consideration required to be paid upon the exercise, conversion or exchange, as applicable, of such Securities. The value of all such consideration (if other than cash) shall be determined by the board of directors, whose determination shall be conclusive if made in good faith. If any or all of such Securities are not so issued or expire or terminate without having been exercised, converted or exchanged, the Conversion

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              Price then in effect shall be appropriately readjusted to the
              Conversion Price that would then be in effect had the adjustments made upon the issuance of such Securities been made upon the basis of only the number of shares of Common Stock delivered pursuant to Securities actually exercised, converted or exchanged. For purposes of this Section 4(B)(iv)(d)(ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation or by any subsidiary of the Corporation.

                          iii. Notwithstanding the foregoing, the provisions of
              this Section 4(B)(iv)(d) shall not apply to (A) the issuance of up to 1,077,320 shares of Common Stock upon the exercise of options granted or to be granted pursuant to stock option plans approved by the board of directors or to the grant of options pursuant to such stock option plans, (B) the issuance of Common Stock upon the exercise of options to be granted to the directors of the Corporation pursuant to stock option plans approved by the board of directors or to the grant of options pursuant to such stock option plans, (C) the issuance of Common Stock issued pursuant to any rights or agreements outstanding as of the date of this Certificate, including without limitation, convertible securities, options and warrants, (D) the issuance of Common Stock upon conversion of the Series A Preferred, (E) the issuance of capital stock as a dividend on Series A Preferred or in connection with a subdivision or combination of Series A Preferred, (F) the issuance of capital stock (and options, warrants or other securities directly or indirectly convertible into capital stock issuable upon any such conversion) in connection with the establishment of one or more strategic relationships approved by the board of directors and (G) the issuance of capital stock (and options, warrants or other securities directly or indirectly convertible into capital stock issuable upon any such conversion) issued as consideration in connection with any merger, acquisition or other business combination approved by the board of directors.

                          iv. Notwithstanding any provision in Section
              4(B)(iv)(d) to the contrary and without limitation of any other provision contained in Section 4(B)(iv)(d), if any securities of the Corporation (other than the Series A Preferred), including without limitation those securities set forth as exceptions in
              Section 4(B)(iv)(d)(iii) above (collectively, the "SUBJECT SECURITIES"), are amended in a manner that (A) results in the reduction of the exercise, conversion or exchange price of such Subject Securities payable upon the exercise for or conversion or exchange into Common Stock or other securities exercisable for, or convertible or exchangeable into, Common Stock or (B) causes such Subject Securities to become exercisable for or convertible or exchangeable into (x) more shares or dollar amount of such Subject Securities (which are in turn exercisable for or convertible or exchangeable into Common Stock) or (y) more shares of Common Stock, then such amendment or modification shall be treated for purposes of Section 4(B)(iv)(d) as if the Subject Securities that have been so amended or modified have been terminated without issuance of any Common Stock upon the exercise, conversion or exchange thereof and new securities have been issued


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              with the amended terms. On the expiration or termination of any such amended Subject Securities without such Subject Securities having been exercised, converted or exchanged in full pursuant to their terms, the Conversion Price shall be appropriately readjusted in the manner specified in Section 4(B)(iv)(d).

                          v. No adjustment in the Conversion Price shall be
              required unless such adjustment would require a change of at least 1% in the Conversion Price; PROVIDED that any adjustment that by reason of this Section 4(B)(iv)(d)(v) is not required to be made shall be carried forward and taken into account in any subsequent adjustment; PROVIDED FURTHER, that any adjustment required and made in accordance with Section 4(B)(iv)(d) (other than this Section 4(B)(iv)(d)(v)) shall be made no later than such time as may be required in order to preserve the tax-free nature, if any, of a distribution to the holders of Common Stock. All calculations shall be made to the nearest cent or to the nearest one hundredth of a share.

                          vi. Whenever the Conversion Price or Conversion Rate
              is adjusted as herein provided, the Corporation shall promptly file with its corporate records an officer's certificate setting forth the Conversion Price and Conversion Rate after the adjustment and setting forth a brief statement of the facts requiring the adjustment, which certificate shall be conclusive evidence of the correctness of the adjustment. Promptly after delivery of the certificate, the Corporation shall prepare a notice of the adjustment of the Conversion Price and Conversion Rate setting forth the Conversion Price and Conversion Rate and the date on which the adjustment becomes effective and shall mail the notice of such adjustment of the Conversion Price and Conversion Rate (together with a copy of the officer's certificate setting forth the facts requiring such adjustment) to each holder of Series A Preferred at such holder's last address as shown on the stock books of the Corporation.

                          vii. The Corporation shall not, by amendment of its
              certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any term hereof and shall at all times in good faith assist in carrying out of all such terms and in taking of all action as may be necessary or appropriate to protect the rights of the holders of Series A Preferred against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (A) shall not increase the par value of any shares of stock receivable on the conversion of the Series A Preferred, (B) shall at all times reserve and keep available the maximum number of authorized shares of Common Stock, sufficient to permit the full conversion of the Series A Preferred and (C) shall take such action as may be necessary or appropriate in order that all shares of Common Stock as may be issued pursuant to the conversion of Series A Preferred will, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.

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

                       e. In case at any time prior to the conversion of all of the Series A Preferred, (i) the Corporation shall authorize the granting to all the holders of Common Stock of rights to subscribe for or purchase any shares of stock of any class or of any other rights, (ii) there shall be any reclassification of the Common Stock (other than a subdivision or combination of outstanding Common Stock), (iii) there shall be any capital reorganization by the Corporation, (iv) there shall be a consolidation or merger involving the Corporation or a sale of all or substantially all assets of the Corporation, (v) there shall be voluntary or involuntary dissolution, liquidation and winding up by the Corporation or dividend or distribution to holders of Common Stock or
        (vi) any other event which would cause an adjustment in the Conversion Price or Conversion Rate to occur, then the Corporation shall cause to be delivered to each holder of Series A Preferred, not less than ten
        (10) days before any record date or the date set for definitive action, notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or notice of the date on which such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up or other transaction shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the kind and amount of the shares of stock and other securities and property deliverable upon conversion of the Series A Preferred.

                       f. Except where registration is requested in a name other than the name of the registered holder, the Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Preferred.

                       g. In case of any reclassification or change of outstanding shares of Common Stock (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation of the Corporation with, or merger of the Corporation with or into, any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Common Stock or any sale or transfer of all or substantially all of the assets of the Corporation, each holder of Series A Preferred then outstanding shall have the right thereafter to convert his shares of Series A Preferred into the kind and amount of securities, cash and other property that he would have been entitled to receive upon such reclassification, change, consolidation, merger, sale or transfer had he held Common Stock immediately prior to the reclassification, change, consolidation, merger, sale or transfer.

                       h. Upon any conversion of Series A Preferred, the shares so converted shall revert to the status of authorized but unissued shares of Preferred Stock of the Corporation.

               (v) VOTING RIGHTS. Each share of Series A Preferred shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred


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could be converted on the record date fixed for determining the holders of
Series A Preferred entitled to vote at the meeting or to give the consent sought. Except as otherwise specifically provided herein or as provided by law or in the certificate of incorporation, holders of Series A Preferred shall vote together with holders of Common Stock as a single class on an as-converted basis on all matters brought before the stockholders of the Corporation.

               (vi) CERTAIN CORPORATE ACTIONS. The Corporation shall not, without first obtaining the written consent of the holders of at least 50% of the outstanding shares of Series A Preferred, voting as a single class, (a) create any senior securities or Parity Securities, except for debt securities approved by the Series A Preferred board of director representative which are issued in the ordinary course of business for working capital purposes, (b) pay dividends on Common Stock, except for shares of Common Stock issued and outstanding on or before December 1, 1999 for which the holders thereof have the contractual right to sell such shares to the Company, (c) repurchase Common Stock except upon termination of employment of the holder, (d) amend the Company's Certificate of Incorporation in a manner that adversely affects the rights, preferences or privileges of the Series A Preferred Stock; (e) enter into any transaction in which control of the Company is transferred, (f) increase the number of authorized shares of Series A Preferred, (g) authorize any adverse change to the rights, preferences and privileges of the Series A Preferred, and (h) approve any increase in the size of the board of directors.

               (vii)   MISCELLANEOUS PROVISIONS.

                       a. Except as otherwise expressly provided, whenever pursuant to this document notices or other communications are to be made, delivered or otherwise given to holders of Series A Preferred Stock, the notice or other communication shall be made in writing and shall be by registered or certified first class mail, return receipt requested, facsimile transmission, courier service or personal delivery, addressed to the persons shown on the stock books of the Corporation as such holders at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the certificate of incorporation or bylaws and applicable law, as in effect from time to time. All such notices and communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when delivered by courier, if delivered by commercial overnight courier service, (iii) five (5) business days after being deposited in the United States mail, postage prepaid, if mailed, and
        (iv) when receipt is acknowledged, if sent by facsimile transmission.

                       b. If any right, preference or limitation of the Series A Preferred set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall be deemed dependant upon any other such right, preference or limitation unless otherwise expressed herein.


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

        5. The name of the sole incorporator is Peggy Wang and her mailing address is c/o Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York 10022.

        6. The Board shall have the power to make, alter or repeal the by-laws of the Corporation.

        7. The election of the Board need not be by written ballot.

        8. The Corporation shall indemnify to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law, as amended, from time to time, each person who is or was a director or officer of the Corporation, and the heirs, executors and administrators of each such person.

        9. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that a director may be liable (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit.

        10. The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

        11. The Corporation has not received any payment for any of its stock.


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



        IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by its President and attested by its Secretary thereunto duly authorized, who acknowledge and affirm under penalties of perjury that this certificate is the act and deed of the Corporation and that the facts stated herein are true this 30th day of November, 1999.

                               DEAN & DELUCA, INC.


                                             By:    /s/ Dane J. Neller
                                                     ---------------------
                                                     Name:  Dane J. Neller
                                                     Title: President

ATTEST:

/s/ Emil Grosso
--------------------------
Name:   Emil Grosso
Title:  Secretary


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